UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

VIA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27264	33-0687976
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Battery Street, Suite 330 San Francisco CA	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 283-2200

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 11, 2007, The NASDAQ Stock Market notified VIA Pharmaceuticals, Inc. (the “Company”) that it had approved its initial listing application to list its shares of common stock on The NASDAQ Capital Market under the symbol “VIAP.” Notwithstanding receipt of this approval letter, the Company must comply with the requirements set forth in the NASDAQ Listing Qualifications Panel’s letter to the Company dated June 5, 2007, which required the Company to meet the minimum market value of publicly held shares requirement of $15 million (the “Minimum Public Float Rule”) by June 29, 2007 and to evidence compliance with the Minimum Public Float Rule for a period of ten consecutive trading days by July 16, 2007 (the “Ten Consecutive Trading Day Requirement”), to remain listed on The NASDAQ Capital Market. As of the date hereof, the Company has not met the Ten Consecutive Trading Day Requirement due to the closing price of the Company’s common stock on July 5, 2007 of $3.30 per share. However, the Company has met the Minimum Public Float Rule requirement each trading day since July 5, 2007 through July 16, 2007. The Company is in the process of requesting additional time from the Panel in which to evidence ten consecutive trading days of compliance with the Minimum Public Float Rule. There can be no assurance that the Panel will grant the Company additional time in which to comply to with this requirement or that the Company will be able to evidence ten consecutive trading days of compliance with the Minimum Public Float Rule. In such event, the Company’s common stock may be delisted from The NASDAQ Capital Market.

The information contained in Item 8.01 of this Current Report on Form 8-K is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to liabilities of that Section, nor shall it be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA PHARMACEUTICALS, INC.
Date: July 16, 2007
	By:	/s/ James G. Stewart
James G. Stewart
	Title:	Senior Vice President, Chief Financial Officer and Secretary

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